EXHIBIT 99.1

Investor Relations Contact: Rod Cooper (831.439.2371) rod.j.cooper@seagate.com Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com

SEAGATE TECHNOLOGY REPORTS RECORD

FISCAL THIRD QUARTER 2005 RESULTS

Revenue increases 42% to a record $1.97 billion, net income grows 44% to a record $229 million, and shipments reach record 24.9 million units

Company expects continued strong financial performance in June quarter and throughout calendar year

SCOTTS VALLEY, CA – April 19, 2005 – Seagate Technology (NYSE: STX) today reported revenue of $1.97 billion, net income of $229 million, and diluted earnings per share of $0.45 for the quarter ended April 1, 2005. These results represent a 42% increase in revenue and a 44% increase in net income over the results from the year-ago quarter, and are an improvement from the guidance provided in the company’s March 7th business update. Income from operations for this quarter grew to $237 million compared to $53 million in the year-ago quarter.

“Disc drives are a central, enabling technology for the digital convergence that is driving the electronics industry, and the disc drive industry is experiencing strong revenue growth as a result,” said Bill Watkins, Seagate’s president and CEO. “Seagate’s strong sequential and year-over-year performance is a direct result of our unique ability to deliver the technology leadership, product leadership and cost leadership, helping to fuel the tremendous growth in consumer electronics applications and expanding the capabilities of traditional computing applications. Our broad product line is producing consistently strong results, countering even the seasonally weak periods in the disc drive industry, such as the March quarter. And moving forward, we are confident that Seagate will maintain strong revenue and earnings in the June quarter, which is then followed by what we expect to be a seasonally strong second half of calendar 2005.”

Seagate Technology Reports Fiscal Third Quarter 2005 Results

Consumer Electronics Products

Seagate maintained its leadership position in the consumer electronics market, the fastest growing segment in the disc drive industry. The company shipped a total of 4.2 million drives in the March quarter for handheld, gaming and DVR applications, an increase of 296% from the year-ago quarter and an increase of 24% quarter-over-quarter. Strong customer adoption of ST1, the industry’s highest capacity and most widely used 1-inch drive, continued during the quarter, resulting in shipments of 1.9 million units, a 30% increase quarter-over-quarter. During the quarter, Seagate began volume shipments of its 3-disc 400GB DB35 drive designed for capacity-intensive applications such as video on-demand, high-definition television recording and home media centers.

Mobile Computing Products

The March quarter marked Seagate’s third consecutive quarter of share growth in the mobile computing space as unit shipments climbed to 1.8 million units, an 85% increase from the year-ago quarter and a 44% increase from the December quarter. During the quarter, the company began volume shipments of its leading 5400RPM 100GB 2.5-inch disc drive for internal and external storage applications. The company has once again extended its technology leadership in this space with yesterday’s announcement of the industry’s first 5400RPM 120GB and 7200RPM 100GB notebook drives.

Enterprise Products

Seagate, for the second consecutive quarter, delivered a record number of enterprise drives as industry demand in this space reached record levels. Seagate shipped 3.4 million units, maintaining its leadership position in this space and growing shipments 38% year-over-year.

Desktop Products

In a seasonally down quarter, Seagate continued to lead the market with shipments of 15.5 million units. Seagate experienced strong demand for its products throughout the quarter in all channels and exited the quarter with less than 4 weeks of distribution channel inventory. Unit shipments of its Barracuda disc drives at capacities of 200GB and greater increased 43% sequentially, propelled by the introduction of its 3-disc, 400GB drive.

Seagate Technology Reports Fiscal Third Quarter 2005 Results

Pricing

The average selling price for all Seagate products, on a blended basis, increased almost three dollars over the December quarter. Price erosion on a “like for like” product basis during the March quarter was favorable to the historical norms, but slightly greater than the December quarter.

Business Outlook

Seagate is confident that, with the ongoing customer adoption of its extensive product portfolio, new revenue opportunities and solid operational execution, it is very well positioned to continue its strong financial performance during the June quarter, which is typically the slowest quarter of the year. As a result, the company expects June quarter revenue and earnings to be comparable to the March quarter results. Looking beyond the June quarter, the industry enters the seasonally stronger half of the year which under today’s environment would translate into growth in revenue and earnings from the levels of the March and June quarters. Seagate will provide a business update during the week of June 6, 2005.

Dividend

The company has declared a quarterly cash distribution of $0.08 per share to be paid on or before May 20, 2005 to all common shareholders of record as of May 6, 2005.

Conference Call

Seagate will hold a conference call to review the fiscal third quarter results at 2:00 p.m. Pacific Time today. The conference call can be accessed online at www.seagate.com or by telephone as follows:

USA: (877) 223-6202

International: (706) 679-3742

Replay

A replay will be available beginning April 19 at 5 p.m. Pacific Time through April 26 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com/newsinfo/invest or by telephone as follows:

USA: (800) 642-1687

International: (706) 645-9291

Access code: 5431827

Seagate Technology Reports Fiscal Third Quarter 2005 Results

For more information please visit: http://www.seagate.com/newsinfo/invest/financial_info

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile Computing, and Consumer Electronics applications. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the variable demand and the aggressive pricing environment for disc drives; dependence on the company’s ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality its current disc drive products; and the adverse impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K/A as filed with the U.S. Securities and Exchange Commission on September 3, 2004 and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on January 28, 2005. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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Seagate Technology Reports Fiscal Third Quarter 2005 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 1, 2005	April 2, 2004	April 1, 2005	April 2, 2004
Revenue	$1,969	$1,388	$5,374	$4,888

Cost of revenue	1,492	1,087	4,241	3,658
Product development	164	169	474	505
Marketing and administrative	78	73	219	224
Restructuring costs, net	(2)	6	(1)	20

Total operating expenses	1,732	1,335	4,933	4,407

Income from operations	237	53	441	481

Interest income	10	4	23	13
Interest expense	(13)	(11)	(35)	(35)
Other, net	3	—	12	(1)

Other income (expense), net	—	(7)	—	(23)

Income before income taxes	237	46	441	458

Provision for income taxes	8	(113)	14	(105)

Net income	$229	$159	$427	$563

Net income per share:
Basic	$0.49	$0.35	$0.92	$1.25
Diluted	0.45	0.32	0.85	1.13

Number of shares used in per share calculation:
Basic	472	455	466	450
Diluted	507	498	500	499

Seagate Technology Reports Fiscal Third Quarter 2005 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	April 1, 2005	July 2, 2004 (a)
ASSETS
Cash and cash equivalents	$720	$422
Short-term investments	975	761
Accounts receivable, net	988	690
Affiliate accounts receivable	—	1
Inventories	412	449
Other current assets	127	138

Total Current Assets	3,222	2,461

Property, equipment and leasehold improvements, net	1,346	1,301
Other assets, net	189	180

Total Assets	$4,757	$3,942

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,005	$740
Accrued employee compensation	210	141
Accrued expenses	331	315
Accrued income taxes	48	48
Current portion of long-term debt	4	4

Total Current Liabilities	1,598	1,248

Other liabilities	145	100
Long-term debt, less current portion	738	739

Total Liabilities	2,481	2,087

Shareholders’ Equity	2,276	1,855

Total Liabilities and Shareholders’ Equity	$4,757	$3,942

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of July 2, 2004.

Seagate Technology Reports Fiscal Third Quarter 2005 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended
	April 1, 2005	April 2, 2004
OPERATING ACTIVITIES
Net income	$427	$563
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	345	321
VERITAS tax indemnification	—	(125)
Other non-cash operating activities, net	15	4
Changes in operating assets and liabilities:
Current assets and liabilities	96	(165)
Non-current assets and liabilities	45	(37)

Net cash provided by operating activities	928	561

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(384)	(375)
Purchases of short-term investments	(3,381)	(3,119)
Maturities and sales of short-term investments	3,164	2,935
Other investing activities, net	(24)	(37)

Net cash used in investing activities	(625)	(596)

FINANCING ACTIVITIES
Repayment of long-term debt	(1)	(4)
Issuance of common shares	80	89
Distributions to shareholders	(84)	(63)

Net cash (used in) provided by financing activities	(5)	22

Increase (decrease) in cash and cash equivalents	298	(13)
Cash and cash equivalents at the beginning of the period	422	749

Cash and cash equivalents at the end of the period	$720	$736

Seagate Technology Reports Fiscal Third Quarter 2005 Results

SEAGATE TECHNOLOGY

FINANCIAL HIGHLIGHTS

				Change from Prior		Percentage Change
	Q3 FY05	Q2 FY05	Q3 FY04	Year	Quarter	Prior Yr	Prior Qtr
Units Shipped (000)
Enterprise	3,442	3,337	2,499	943	105	38%	3%
Desktop	15,544	16,319	13,511	2,032	(776)	15%	-5%
Mobile	1,774	1,230	957	817	544	85%	44%
Consumer Electronics	4,187	3,368	1,056	3,131	819	296%	24%

	24,946	24,254	18,023	6,923	692	38%	3%

Total Revenue ($M)	$1,969	$1,847	$1,388	$581	$122	42%	7%

Average Selling Price	$79	$76	$77	$2	$3	2%	4%

Gross Margin %	24.2%	20.6%	21.7%

Channel Mix
OEM	70%	69%	68%
Distribution	28%	29%	31%
Retail	2%	2%	1%

Geographic Mix
North America	30%	30%	32%
Europe	28%	31%	29%
Asia Pacific	42%	39%	39%

Inventory Metrics ($M)
Raw Material/WIP	$196	$169	$170	$26	$27	15%	16%
Finished Goods	$216	$193	$312	$(96)	$23	-31%	12%

Total Inventory	$412	$362	$482	$(70)	$50	-15%	14%

Inventory Turns	14.5	16.2	9.0	5.5	(1.7)

Channel Inventory - Desktop
Weeks on Hand	3.9	3.5	4.6	(0.7)	0.4

Cash Related Information ($M)
Cash Flow from Operations	$433	$381	$233	$200	$52	86%	14%
Capital Investments	$199	$88	$153	$46	$111	30%	126%

Depreciation & Amort	$113	$120	$106	$7	$(7)	7%	-6%
Days Sales Outstanding	46	43	43	3	3	7%	7%

*	Some totals may not add due to rounding.